UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934 Date of Report (Date of earliest event reported) August 12, 2016

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54881	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3800 N Central Avenue, Suite 820, Phoenix, AZ	85012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Issuance of Convertible Promissory Note

On August 12, 2016, Lithium Exploration Group Inc. (“we”, “us”, “our”, “LEXG”, the “Company”) entered into a securities purchase agreement with JDF Capital, Inc. (“JDF Capital”). Pursuant to the agreement, in consideration of $37,000 paid to our company, we issued to JDF Capital a convertible promissory note in the aggregate principal amount of $42,500, which amount is inclusive of prepaid interest at the rate of 10% per annum and $2,500 for legal expenses. The promissory note is due and payable on August 12, 2017 and will bear additional interest after maturity at the rate of 10% per annum The Note is convertible at the option of the holder into common shares of our company at a price per share equal to 65% of the lowest trading price of our common stock as reported on the OTC Markets electronic quotation system during the twenty trading days ending on the date the applicable conversion notice is received by our company.

Loan Agreement with JDF Capital Inc.

On September 2, 2016 we entered into a loan agreement with JDF Capital Inc. pursuant to which JDF Capital has provided our company with a bridge loan in the amount of $50,000. The loan bears interest at the rate of 10% per annum and is due November 2, 2016. In the event the loan is not repaid on maturity, as additional consideration to JDF Capital, we have agreed to amend the July 22, 2015, $708,000 convertible promissory note held by JDF Capital so that the note shall be convertible into our common shares at a 50% discount to market price rather than a 35% discount to market price.

ITEM 8.01 Other Events

Letters of Intent for Debt Consolidation

On September 1, 2016, our company entered into letters of intent with five separate investors holding convertible promissory notes of our company in the aggregate principal amount of $252,856 and share purchase warrants with an aggregate value upon issuance of $195,000. The agreements provide that LEXG and the investors will seek to negotiate a definitive agreement whereby LEXG will obtain financing to repurchase all or a portion of the debt held by the convertible note holders. It is contemplated that the debt repurchase would take place over a six month period and would result in the retirement of up to $252,856 in convertible debt and $195,500 in share purchase warrants in consideration for up to $460,000 in the aggregate paid to the security holders. As additional consideration, LEXG would issue an aggregate of $232,500 in new convertible promissory notes with discounted conversion price equal to 65% of market value.

The various letters of agreement impose standstill periods on the holders of the convertible notes during which time they will refrain from converting their convertible notes into common shares. Each standstill period will expire upon termination of the applicable letter of intent or until the execution of a definitive agreement, whichever is earlier. Each letter of intent contemplates the completion of good faith negotiation and due diligence by the parties by September 12, 2016 which, if successful, will be followed by the execution and closing of a definitive agreement by September 14, 2016 and September 16, 2016, respectively. The closing of the definitive definitive agreement will be subject to a number of conditions precedent which include, without limitation, our Company’s ability to secure sufficient and timely financing to complete the transaction, customary director approvals, and the participation of each of the convertible noteholders in question.

Item 9.01	Financial Statements and Exhibits

10.1	Securities Purchase Agreement dated as of August 12, 2016 with JDF Capital Inc.

10.2	Convertible Promissory dated August 12, 2016 issued to JDF Capital Inc.

10.3	Loan Agreement dated September 2, 2016 with JDF Capital Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

Alexander Walsh
President and Director
Date: September 12, 2016